Exhibit 10.1
SEPARATION AND RELEASE AGREEMENT
This Separation and Release Agreement (“Agreement”) is entered into between TomoTherapy Incorporated (“TomoTherapy” or “the Company”) and Steven G. Books (“Employee”) (Collectively “The Parties”).
RECITALS
The Employee is currently employed in the position of Chief Operating Officer pursuant to an employment agreement with the Company executed as of the fifth day of November, 2008, as amended July 1, 2009 (“Employment Agreement”). The Parties hereby agree to terminate the Employment Agreement, and instead provide for the rights and obligation of the Parties upon the Employee’s separation of employment under the terms provided in this Agreement.
1. Termination Date. The Employee’s termination from his employment with the Company will be effective as of November 30, 2009 (“Separation Date”).
2. Consideration, Payment and Benefits for Employee. In consideration for Employee’s promises and performance of the covenants contained herein, the Company will provide the following payments and benefits to Employee:
A.
Separation Payments. The Company will pay a Separation Payment to Employee constituting a gross amount of Four hundred twenty-two thousand two hundred and eighty-four Dollars ($422,284), payable in one lump sum 53 days after the Separation Date.

B.
Final Wages, Vacation Pay and Additional Termination Benefits. Employee will receive any unpaid final wages for time worked through and including Employee’s Separation Date, as well as payment for any accrued but unused vacation time benefits or benefit payments to which Employee is entitled by virtue of Employee’s service with the Company up to and including the Separation Date pursuant to the terms of the Company’s applicable benefit plans. Except as specifically provided in this Agreement, Employee understands that Employee does not qualify for, and is not entitled to payments under any Company Bonus Award Plan or to any other payment, benefits, including severance of disability payment, or other consideration from the Company and Employee acknowledges that Employee shall not accrue any further benefits under any Company benefit plan or programs after the Separation Date. Provided, however, Employee shall be eligible for all payments due under the Company’s 401K plan for service prior to the Separation Date, and to exercise stock or stock option rights subsequent to Termination of Employment as provided in any equity grant agreements entered into between the Company and the Employee prior to the Separation Date. Further, if Employee elects to continue group healthcare continuation coverage pursuant to COBRA, the Company shall pay Employee’s premium due for such coverage for twelve (12) months after the Separation Date.

C.
The Company will pay for outplacement services for the Employee at a mutually agreed upon outplacement service provider in an amount up to Ten Thousand Dollars ($10,000.00). Payment shall be made directly to such outplacement service upon receipt of invoices evidencing services provided. Employee must begin to use such services within two (2) years of the Separation Date.

D.
The Company will maintain the confidentiality of the Employee’s personnel files and will not disclose the contents of such files to third parties unless required to comply with the law or court order, or otherwise required in the course of legal proceedings.

3. Waiver and Release. Employee, on behalf of Employee and Employee’s heirs, executors, administrators and assigns, hereby waives, releases and forever discharges, the Company and its current and past parent, subsidiaries, divisions and affiliates, its, and their joint ventures and its and their respective directors, officers, associates, employees, shareholders, partners, attorneys and agents, and each of its and their respective predecessors, successors and assigns (hereinafter collectively referred to as “Releasees”), from any and all known or unknown causes of action, or liabilities of any kind which have been, or could be asserted, against the Releasees up to and including the Effective Date of the Agreement, including but not limited to:
causes of action or liabilities arising under Title VII of the Civil Rights Act (“Title VII”), the Age Discrimination in Employment Act (the “ADEA”), the Employee Retirement Income Security Act (“ERISA”), the American with Disabilities Act (“ADA”), the Family and Medical Leave Act (“FMLA”), the Wisconsin Fair Employment Act, as such Acts have been amended, and/or any other federal, state, municipal, or local employment discrimination statutes (including, but not limited to, claims based on age, sex, attainment of benefit plan rights, race, religion, national origin, marital status, sexual orientation, ancestry, harassment, parental status, handicap, disability, retaliation, and veteran status); and/or causes of action or liabilities arising under any other federal, state, municipal, or local statute, law, ordinance or regulation; and/or any other cause of action including, but not limited to, actions seeking payments or benefits, except as provided herein, actions based upon breach of contract, wrongful termination, defamation, intentional infliction of emotional distress, tort, personal injury, invasion of privacy, violation of public policy, negligence and/or any other common law, or other cause of action whatsoever arising out of or relating to employment with and/or separation from employment or prior service with the Company or any of the other Releasees.

Employee further agrees that if Employee, or anyone acting on Employee’s behalf, brings any action concerning or related to any cause of action or liability released in this Agreement, Employee waives any right to, and will not accept, any payments, monies, damages, or other relief, awarded in connection therewith.
4. Indemnification and Cooperation. Employee states that at all relevant times he has fully complied with all applicable laws, rules and regulations and acted in accordance with the Company’s Code of Conduct. Nevertheless, the Parties recognize that claims may be made by third parties concerning alleged actions or omissions of the Employee while the Employee was engaged in the performance of his duties for the Company. Accordingly, the Parties affirm that the Indemnification Agreement between the Employee and the Company entered into on the 5th day of November 2008 is and will remain in full force and affect.. Employee agrees to make himself available to and cooperate with the Company in any Company internal investigation or administrative, regulatory, or judicial proceeding. Such cooperation by Employee is understood to include, but not be limited to, making himself available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request for the purpose of giving testimony without requiring service of a subpoena or other legal process, volunteering to the Company pertinent information, and turning over to the Company all relevant documents which are or may in the future come into Employee’s possession. The Company agrees to make reasonable effort to minimize any disruption to Employee’s personal and professional schedule and commitments, which may be caused by any request by the Company for his availability and cooperation pursuant to this paragraph. In the event that the Company asks for Employee’s cooperation in accordance with this paragraph, the Company agrees to reimburse Employee for reasonable travel expenses, including lodging and meals upon submission of receipts. Employee shall not provide any documents to, or otherwise cooperate or assist in any way with any other person or with any attorney or other agent or representative of any non-governmental person or entity who has filed suit or in the future files suit against the Company, except that the Employee will comply with legal process as required by law.

5. Confidentiality and Non-Competition Agreement and Assignment of Inventions Agreement. Employee states that he is in full compliance with the Confidentiality and Non-Competition Agreement executed and made effective as of the first day of April, 2007 between him and the Company and the Assignment of Inventions Agreement executed and made effective between him and the Company dated on the twenty-eighth day of March, 2005, and he acknowledges and the Company affirms that such Agreements are and shall remain in full force and effect.
Employee affirms that he has and will continue to comply with the pre- and post-employment termination obligations contained in the foregoing Agreements as a condition for the receipt of the payments and benefits provided in this Agreement.
6. Notice to Seek Counsel, Consideration Period, Revocation Period. Employee acknowledges that Employee has been advised in writing hereby to consult with an attorney before signing this Agreement, and that Employee has had at least forty-five (45) days after receipt of this document to consider whether to accept or reject this Agreement. Employee understands that Employee may sign this Agreement prior to the end of such forty-five (45) day period, but is not required to do so. Employee has seven (7) days after Employee signs this Agreement to revoke it. Such revocation must be in writing and delivered either by hand or mailed and postmarked within the seven (7) day period. If sent by mail, it is requested that it be sent by certified mail, return receipt requested to Alison Sparks at 1240 Deming Way, Madison, WI 53717-1954. If Employee revokes this Agreement as provided herein, it shall be null and void. If Employee does not revoke this Agreement within seven (7) days after signing it, this Agreement shall become enforceable and effective on the eighth (8th) day after the Employee signs this Agreement (“Effective Date”).

7. Governing Law; Disputes. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Wisconsin, to the extent not covered by federal law. Any action brought to enforce this Agreement shall be brought in a state or federal court of competent jurisdiction located in Madison, Wisconsin, except that an action by the Company to enforce its rights under Paragraphs 4-6 of this Agreement may also be brought in Employee’s state of residency or any other forum in which the Employee is subject to personal jurisdiction. In addition, Employee specifically consents to personal jurisdiction in the state of Wisconsin for purposes of this Paragraph.
8. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Employee and the Company. This Agreement shall be enforced in accordance with its terms and shall not be construed against either party.
9. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original but both of which together will constitute one and the same instrument.
10. Withholding. The Company shall withhold any payments otherwise due or payable hereunder in order to comply with any federal, state, local or other income or other tax laws requiring withholding with respect to compensation and benefits provided to Employee pursuant to this Agreement.

11. Successors and Assigns. This Agreement binds and inures to the benefit of Employee’s heirs, administrators, representatives, executors, successors and assigns, the Company and its successors and assigns.
12. Entire Agreement — Termination of Prior Agreements. This Agreement together with the Agreements referred to in Paragraphs 4 and 5 of this Agreement, contains the entire agreement between the Parties hereto with respect to the transactions contemplated hereby and supersedes any previous oral and written agreements or representations relating to the subject matters herein.
The undersigned hereby acknowledge and agree that they have carefully read and fully understands all the provisions of this Agreement, has had the opportunity to consult with counsel with respect to this Agreement, and have voluntarily entered into this Agreement by signing below as of the date(s) set forth below.
Date received: October 16, 2009.

Dated: November 25, 2009	TOMOTHERAPY INCORPORATED

	By:	/s/ Frederick A. Robertson

Frederick A. Robertson
Chief Executive Officer

STEVEN G. BOOKS

Dated: November 24, 2009	/s/ Steven G. Books